Exhibit 10.91

TERMINATION AGREEMENT AND
GENERAL RELEASE OF ALL CLAIMS

The intent of this Agreement and Release is to amicably and finally resolve and compromise all potential issues and claims surrounding the employment of Sussie Hereford (“the employee”) by Aspect Communications (“Aspect”) and the termination of that employment.

1.    Definition of Parties:  References in this Agreement to Aspect shall include any and all parent, subsidiary and affiliated corporations and business entities and all shareholders, officers, directors, agents, managers, employees, representatives, attorneys, and successors and assigns of those corporations and entities. References to Ms. Hereford shall include all of her representatives, attorneys, heirs, and successors and assigns.

2.    Aspect’s Consideration For Agreement:  In exchange for the promises of Ms. Hereford described below, Aspect agrees to provide the employee with the following benefits. These benefits are in addition to any payments or benefits, which the employee is otherwise eligible to receive as a result of the termination of her employment.

a)  Ms. Hereford’s last day of active employment for Aspect was October 14, 2002. For the period from October 15, 2002 through January 3, 2003, the employee shall remain employed on inactive status with her currently existing compensation and benefits in the capacity of Executive Advisor to Gary Wetsel in accordance with Paragraph 5 of this Agreement. The employees status as an inactive employee and advisor to Mr. Wetsel shall terminate earlier than January 3, 2003 (the “Termination Date”) in the event that she becomes employed by another employer. In the capacity of Executive Advisor, the employee will take direction specifically from Mr. Wetsel and not be expected to provide counsel or support to any other Aspect employee without prior approval from Mr. Wetsel. The employee shall continue to vest vacation benefits and Aspect stock options through her Termination Date.

b)  Within ten days of the employee’s Termination Date, Aspect shall pay to her an additional lump sum severance payment of $49,846.15, equal to 12 weeks of her currently existing salary, less all normal payroll deductions.

c)  Within ten days of the execution of this Agreement, Aspect will pay the employee the additional sum of $10,000 to reimburse her for the cost of outplacement services.

d)  Aspect will pay the cost of continuing the employee’s currently existing health benefits through COBRA for three months after her Termination Date, or until she obtains other full time employment, whichever comes first. After Aspect ceases making COBRA payments, the employee shall be entitled to continue insurance coverage at her own expense for the remainder of the COBRA period.

3.    Payout of Accrued Vacation:  Aspect shall pay the employees accrued and unused vacation benefits at her Termination Date.

4.    Ms. Hereford’s Resignation as Corporate Secretary:  The employee agrees to provide Aspect’s Board of Directors with a written resignation from her position as Corporate Secretary.

5.    Cooperation in Transitional Matters:  The employee shall make herself available to Aspect during the period that she is an inactive employee to answer questions, provide information, and otherwise cooperate with Aspect in any pending or transitional matters about which she may have knowledge, including any investigations, audits, legal proceedings or other business matters.

6.    Ms. Hereford’s Waiver of All Legal Claims:  In consideration for the payments and promises described above, the employee does hereby completely release and forever discharge Aspect from all claims, rights, obligations, and causes of action of any and every kind and character, known or unknown, which the employee may now have, or has ever had, arising from or in any way connected with the employment relationship between the parties, any actions during that relationship, or the termination of that relationship.

This release includes but is not limited to: a) all “wrongful discharge” or “wrongful termination” claims; b) all claims relating to any contracts of employment, express or implied; c) all claims for breach of any covenant of good faith and fair dealing, express or implied; d) all claims for any tort of any nature; e) all claims for attorney’s fees and costs; and f) all claims under any federal, state, or municipal statute, ordinance, regulation or constitution, including specifically any claims under the California Fair Employment and Housing Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Employee Retirement Income Security Act and any other laws or regulations relating to employment or employment discrimination.

7.    Confidentiality Provision:  The employee agrees that the terms and conditions of this Agreement are strictly confidential and shall not be disclosed to any other person except her immediate family, her legal counsel, taxing authorities in connection with her filing of federal or state tax returns, or as otherwise required by legal process or applicable law. If the employee makes authorized disclosure of this Agreement to such third parties she shall do whatever possible to prevent further dissemination or disclosure of that information by those persons.

8.    Ms. Hereford’s Acknowledgment of California Civil Code § 1542:  The employee states that she has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Ms. Hereford understands that Section 1542 gives her the right not to release existing claims of which she is not now aware, unless she voluntarily chooses to waive this right. Having been so apprised, the employee nevertheless hereby voluntarily elects to, and does, waive the rights described in Section 1542, and elects to assume all risks for claims that now exist in her favor, known or unknown, from the subject of this Agreement.

9.    Non-Admission Clause:  Nothing in this Agreement shall be construed as an admission by Aspect of any wrongdoing by the Company or any liability arising from the subjects covered in this Agreement.

10.    Representations Regarding Age:  The employee represents that she is less than 40 years of age as of the date that she executes this Agreement.

11.    Non Disparagement:  The parties mutually agree that they shall refrain from disparagement of the other party. If Aspect is requested to provide a job reference or other information regarding the employee’s employment the Company shall do so in accordance with its normal procedures.

12.    Return of Property:  To the extent she has not already done so, the employee shall immediately return to Aspect all Aspect property, including all keys, credit cards, files, documents, business records, customer records, computer discs and other Aspect property and assets that may be in her possession or control.

13.    Entire Agreement:  This Agreement constitutes the entire understanding of the parties on the subjects covered. The employee expressly warrants that: a) she has read and fully understands this Agreement; b) she has had the opportunity to consult with legal counsel of her own choosing and to have the terms of the Agreement fully explained to her; c) she is not executing this Agreement in reliance on any promises, representations or inducements other than those contained in this document; and d) she is executing this Agreement voluntarily, free of any duress or coercion.

Dated:	10/16/02	/s/ JOHN VIERA
John Viera, Senior Vice President, Human Resources For Aspect Communications

Dated:	10/16/02	/s/ SUSSIE HEREFORD
Sussie Hereford

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